UNITED STATES
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2008

CHINA WIND ENERGY INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-141271	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No.2 Haibin Road, Binxi Developing Area
Heilongjiang Province, People’s Republic of China
(Address of principal executive offices)

Registrant’s telephone number, including area code: +86 451 87009618

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously announced, on May 16, 2008 China Wind Energy Inc. (the “Company”) entered into a share exchange agreement (the "Share Exchange Agreement") with Power Profit Technology Development Limited, a company incorporated under the laws of Hong Kong, People’s Republic of China (“Power Profit”), and Wan Yi Tse, the holder of 100% of the issued and outstanding registered share capital of Power Profit.

Pursuant to the Share Exchange Agreement, on May 26, 2008, the Company completed the acquisition of 100% of the equity interests of Power Profit and 82.14% of the equity interests of its subsidiary, Harbin Sanye Wind Energy Technology Co., Ltd. (formerly Harbin Lian Chuang Co., Ltd)(“Harbin Sanye”). Harbin Sanye is a company incorporated under the laws of the People’s Republic of China. Together, Power Profit and Harbin Sanye become the subsidiaries of the Company. Power Profit becomes the Company’s wholly owned subsidiary and Harbin Sanye becomes the Company’s majority owned subsidiary.

Harbin Sanye’s principal product is a variable pitch blade for wind turbine generators. It differs from other wind power generation blades produced in China by having variable speed and pitch which can be adjusted to attain higher efficiency. Harbin Sanye has secured a number of patents for its technology and was recently valued by an independent appraisal firm at approximately $21,500,000.

The Company had previously been engaged by Harbin Sanye, through one of its subsidiaries, for the provision of management services. The Company terminated this agreement according to the completion of the acquisition transaction.

Pursuant to the terms of the Share Exchange Agreement, the Company issued 15,000,000 shares of its common stock to Wan Yi Tse, or her designees, in exchange for 100% of Power Profit’s issued and outstanding registered share capital. Power Profit owns 72,660,000 common shares of Harbin Sanye, representing 82.14% of the registered share capital of Harbin Sanye. The 15,000,000 common shares represent 29% of the Company’s issued and outstanding common shares based on 36,887,250 common shares of the Company outstanding on May 23, 2008.

Item 3.02 Unregistered Sales of Equity Securities.

As set forth in Item 2.01 above, the Company issued 15,000,000 common shares of the Company, in exchange for 100% of Power Profit’s issued and outstanding registered share capital. The 15,000,000 shares were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Share Exchange Agreement, on May 26, 2008, Jian Ren, a member of the Board of Directors of the Company, resigned his positions as a director, President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer of the Company effective immediately. Mr. Ren’s decision to resign as a director was not due to any disagreement with the Company on any matter relating to operations, policies or practices of the Company.

Effective May 26, 2008 Shouquan Sun replaced Jian Ren as a director, President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer of the Company. The Company currently has not an employment agreement with Shouquan Sun for his management services. The Company is negotiating terms of compensation with Shouquan Sun.

Other Transactions

There were no transactions during the last two years to which the Company was a party, in which Shouquan Sun or his immediate family had a direct or indirect material interest. As well, there are no proposed transactions for the Company in which Shouquan Sun or his immediate family, have a direct or indirect material interest.

Family Relationships

There are no family relationships among Shouquan Sun or any of the members of the Company’s Board of Directors.

Business experience for past five years

Shouquan Sun founded Harbin Sanye in 2000 and has been Chairman, Chief Executive Officer and director of Harbin Sanye since its inception in 2000 to present. Mr. Sun has over 19 years experience in business development and management. Mr. Sun is also an inventor or co-inventor of several patents secured by Harbin Sanye. Mr. Sun acquired two national-level scientific technology honors in 1992. He was awarded as the Provincial Technology Leader and National Expert with Outstanding Contribution entitled to Government Special Allowance for life in 1995. Shouquan Sun holds no other directorships in other public companies.

ITEM 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.
The financial statements required by this item will be filed not later than August 9, 2008, 71 calendar days after the date that this Report is required to be filed with the SEC.

(b)	Pro forma financial information.
The pro forma financial statements required by this item will be filed not later than August 9, 2008, 71 calendar days after the date that this Report is required to be filed with the SEC.

(d)	Exhibits.

Exhibit No.	Description
10.1	Share Exchange Agreement with Power Profit Technology Development Limited dated May 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 26, 2008	CHINA WIND ENERGY INC.

By: /s/ Shouquan Sun
Shouquan Sun
Director, President, Chief Executive Officer, Chief Financial Officer,
Chief Accounting Officer, Secretary, Treasurer